CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is made between (i) Kevin T. Longe (“Executive”) and (ii) DMC Global Inc., formerly known as Dynamic Materials Corporation, (the “Company”). Executive and the Company are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS
WHEREAS, Executive is party to an Employment Agreement with the Company dated as of March 1, 2013 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company ended effective January 15, 2023 (the “Separation Date”);

WHEREAS, in connection with Executive’s employment with the Company, the Company has granted to Employee pursuant to the DMC Global Inc. 2016 Omnibus Incentive Plan (the “Plan”): (i) shares of restricted stock in the Company under the Plan and the Restricted Stock Award Agreements applicable to such grants and 66,651 shares of such grants remain unvested (the “Shares”); and (ii) three tranches of performance units for calendar years 2020, 2021, and 2022 pursuant to the Plan and certain Performance Unit Award Agreements of which the 2020 grant will vest according to its terms, and the 2021 and 2022 grants will vest at 50% of the target grant on the Effective Date, which represent 25,832 shares ("Other Shares").

WHEREAS, the Parties wish to resolve fully and finally potential disputes regarding Executive's employment with the Company and otherwise; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1.Effective Date. This Agreement shall become effective on the eighth day after Executive signs this Agreement (the "Effective Date"), so long as Executive does not revoke this Agreement pursuant to Paragraph 6(h) below. Executive must elect to execute this Agreement within sixty (60) days of the Separation Date. In the event Executive does not sign the Agreement within the sixty-day period, the terms of this Agreement are null and void and without effect.

2.Consideration. After the Effective Date, and on the express conditions that (1) Executive has not revoked this Agreement and (2) Executive continues to comply with the terms of this Agreement, the Company will provide Executive with the following payments and other consideration:
a.The Company will pay Executive a Severance Payment consisting of the following components: (i) up to eighteen (18) monthly payments each in the total gross amount of fifty-three thousand, three hundred thirty-three dollars and thirty-three cents ($53,333.33), less applicable deductions and withholdings (the "Salary Component"), subject to termination as set forth herein; and (ii) a lump sum payment in the total gross amount of six hundred, twenty six thousand, one hundred dollars and zero cents ($626,100.00), less applicable deductions and withholdings (the "Bonus Component"). The Company will pay the Bonus Component within fourteen (14) calendar days of the Effective Date. The Company will pay the first monthly payment of the Salary Component on the first regular payroll date after the Effective Date. Payments of the Salary Component will continue until the earlier of (x) payment of the eighteenth payment or (y) Executive's acceptance of other employment. Executive shall notify the Company within five (5) days of such acceptance.

b.The Company will pay Executive a bonus for calendar year 2022 in the total gross amount of seven hundred forty-three thousand, forty dollars and zero cents ($743,040.00), less (i) a deduction of ninety-three thousand, six hundred dollars and zero cents ($93,600.00) (the "Automobile Purchase Price"), which Executive tenders to the Company for the purchase of the 2020 Land Rover Range Rover Sport SUV, VIN SALWZ2RE4LS741995 (the "Automobile"), (ii) a deduction of seventy-three thousand, three hundred five dollars and no cents ($73,305.00) (the "Window Balance"), which Executive tenders to the Company for the current outstanding balance due for the purchase of custom windows and related materials ordered from Arcadia Products LLC ("Arcadia Products"); provided, however, this deduction in no way affects any amount due and owing to the Company by the Executive for balances owed upon delivery of Arcadia Products, and (iii) applicable deductions and withholdings after deduction of the Automobile Purchase Price and the Window Balance. This bonus, less the Automobile Purchase Price, the Window Balance, and applicable deductions and withholdings, will be paid in 2023 at the same time bonuses are paid for executives at the Company. Within ten (10) business days of the Effective Date, the Company will transfer title of the Automobile to Executive. Other than as set forth in this Agreement, the Parties acknowledge and agree that the Company shall have no liability whatsoever associated with the Automobile, which is solely in the possession, custody, and control of Executive.

c.On the Separation Date, the Company shall, pursuant to the Plan, effect the removal of the restrictions on the Shares which shall be deemed fully vested and subject to customary withholding for all applicable federal, state and local taxes (including FICA).

d.On the Effective Date, the 2021 and 2022 performance unit grants will vest at 50% of the target grant and the Company shall issue the Other Shares which shall be subject to customary withholding for all applicable federal, state and local taxes (including FICA).

e.The Company will pay Executive a payment in the total gross amount of thirty-four thousand, four hundred seventy-eight dollars and twenty-eight cents ($34,478.28), less applicable deductions and withholdings. The Company will pay this amount within fourteen (14) calendar days of the Effective Date.

f.Reporting of and withholding on any payment or consideration under this Paragraph for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment or consideration set forth in subparagraph (a), (b), (c), (d), or (e) above, Executive shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys' fees, penalties, and/or interest, which are or become due from the Company.

3.General Release.

a.Executive, for Executive and for Executive's affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company and each of its predecessors, successors, parents, subsidiaries, affiliates (including, without limitation, Arcadia Products, LLC, DynaEnergetics US Inc., and NobelClad and all their national and international entities and counterparts, together, the "Affiliates"), and assigns and each of their respective officers, directors, principals, shareholders, board members, committee members, employees, agents, insurers and attorneys (the "Released Parties") from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys' fees (including, but not limited to, any claim of entitlement for attorneys' fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys' fees) of every kind and description from the beginning of time through the Effective Date (the "Released Claims").

b.The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Executive's employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Released Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties (except as provided herein), including the Employment Agreement, and claims under any severance agreement, policy, or plan; (iv) any stock or stock option grant, agreement, or plan (except as set forth herein); (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Executive under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Labor Code, or any other federal, state, or municipal law prohibiting discrimination, retaliation, or termination for any reason; (vi) state or federal common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Executive and the Company are or were parties, to comply with, or to be operated in compliance with, Internal Section 409A of the Revenue Code of 1986, as amended (the "Code"), or any similar provision of state or local income tax law; and (viii) any claim which was or could have been raised by Executive. Notwithstanding the foregoing, this waiver and release of claims does not extend to any rights which as a matter of law cannot be waived and released, including claims for indemnity under California Labor Code § 2802, or to any claims arising after the Effective Date.
c.The Released Claims do not include (i) Executive's vested restricted stock or vested performance units under the DMC Global Inc. 2016 Omnibus Incentive Plan, subject to the terms of that plan and all associated Restricted Stock Award Agreements and Performance Unit Award Agreements, or (ii) any rights Executive may have under the DMC Global Inc. Amended and Restated Nonqualified Deferred Compensation Plan.

4.Unknown Facts and Waiver of California Civil Code § 1542. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Executive hereby acknowledges that Executive may hereafter discover facts different from, or in addition to, those which Executive now knows or believes to be true with respect to this Agreement, and Executive agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof. Executive expressly waives and relinquishes any and all rights under California Civil Code § 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive expressly waives and releases any rights and benefits Executive may have under any similar law or rule of any other jurisdiction pertaining to the matters herein released.

5.No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
6.Warranties. Executive warrants and represents as follows:
a.Executive has read this Agreement, and Executive agrees to the conditions and obligations set forth in it.
b.Executive voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, including being afforded at least five (5) business days in which to do so, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company or the Affiliates including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the

Company or the Affiliates. In the event that Executive executes this Agreement in less time, it is with the full understanding that Executive had the full five (5) business days if Executive so desired and that Executive's decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of such time period.
c.Executive has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company, the Affiliates, or any of their respective officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Executive immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.
d.Executive understands that nothing contained in this Agreement limits Executive's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). Executive further understands that this Agreement does not limit Executive's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement is intended to prevent Executive from disclosing factual information related to a claim filed in civil court or complaint filed with an administrative agency relating to an act of sexual assault, an act of harassment, discrimination, or retaliation under the FEHA, including claims based on race, sexual orientation, religion, color, national origin, ancestry, disability, medical condition, and age, the failure to prevent an act of such harassment or discrimination, or an act of retaliation against a person for reporting harassment or discrimination. Notwithstanding the foregoing, Executive waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Executive's behalf arising out of, relating to, or in any way connected with the Released Claims, provided, however, this Agreement does not limit Executive's right to receive a reward for information provided to any Government Agencies.
e.Executive has not previously disclosed any information the disclosure of which would be a violation of the confidentiality provisions set forth below if such disclosure were to be made after the execution of this Agreement.
f.Executive has full and complete legal capacity to enter into this Agreement.
g.Executive has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Executive executes this Agreement in less time, it is with the full understanding that Executive had the full twenty-one (21) days if Executive so desired and that Executive was not pressured by the Company, the Affiliates, or any of their respective representatives or agents to take less time to consider the Agreement. In such event, Executive expressly intends such execution to be a waiver of any right Executive had to review the Agreement for a full twenty-one (21) days.
h.Executive has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Executive might have under the Age Discrimination in Employment Act, Executive may rescind Executive's waiver and release within seven (7) calendar days of Executive's execution of this Agreement and (ii) any such rescission must be in writing and e-mailed and hand delivered to Michelle Shepston, Chief Legal Officer, DMC Global Inc., 11800 Ridge Pkwy Ste 300, Broomfield, CO 80021, mshepston@dmcglobal.com, within the seven-day period.
i.Executive admits, acknowledges, and agrees that (i) Executive is not otherwise entitled to the amounts and other consideration set forth in Paragraph 2 and (ii) those amounts and consideration are good and sufficient consideration for this Agreement.

j.Executive admits, acknowledges, and agrees that Executive has been fully and finally paid or provided, without condition, all wages, compensation, vacation, leave (whether paid or unpaid), bonuses, stock, shares, membership units, stock options, equity, or other benefits from the Company or the Affiliates which are or could be due to Executive under the terms of Executive's employment with the Company, or otherwise.
1.Confidential Information.
a.Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached shall be kept confidential by Executive from all persons and entities other than the Parties to this Agreement. Executive may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; (iii) to Executive's spouse, attorneys, or accountants, on the express condition that any subsequent disclosure by those individuals will be deemed a breach of this Agreement by Executive, or (iv) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Executive’s employment and this matter, Executive shall state, “My employment with the Company has ended” and nothing more.
b.For the purposes of this Agreement, “Confidential Information” means all information, data, knowledge, and know-how relating, directly or indirectly, to the Company or the Affiliates and their businesses, including, without limitation: (a) business plans and strategies, prospect information, financial information, investment plans, marketing plans and strategies, financial plans and strategies; (b) confidential personnel or human resources data; (c) customer lists, customer information, pricing information, supplier/vendor lists, customer and supplier/vendor strategies and plans, contracts, agreements, and leases; (d) any other information having present or potential commercial value; (e) the whole or any portion or phase of any proprietary information or trade secrets; (f) ideas, methods, know-how, techniques, systems, processes, software programs, works of authorship, projects, or plans; and (g) confidential information of any kind in possession of the Company or the Affiliates, whether developed for or by the Company or the Affiliates (including information developed by Executive), received from a third party in confidence, or belonging to others and licensed or disclosed to the Company or the Affiliates in confidence for use in any aspect of their businesses. Any Intellectual Property (defined below) that is not publicly available shall also constitute part of the Confidential Information. The list set forth above is not intended by the Company to be a comprehensive list of Confidential Information. All Confidential Information shall be treated as Confidential Information regardless of whether it pertains to the Company, its Affiliates, or their customers and regardless of whether it is marked or designated as “confidential.” For purposes of this Agreement, Confidential Information shall not include general industry knowledge, information that is publicly available (other than as a result of a breach of this Agreement), or information that becomes available to Executive on a non-confidential basis from a source other than the Company, provided, however, that such source is not bound by a confidentiality agreement or other obligation with respect to confidentiality.
(A)Executive acknowledges that the success of the Company and the Affiliates depends in large part on the protection of the Confidential Information. Executive further acknowledges that in the course of Executive’s employment with the Company, Executive had knowledge of the Company’s and the Affiliates’ Confidential Information. Executive recognizes and acknowledges that the Confidential Information is a valuable, special and unique asset of the Company’s and the Affiliates’ businesses. Executive acknowledges that use or disclosure of the Confidential Information would cause harm and/or damage to the Company and/or the Affiliates.
(B)Executive agrees that after Executive’s employment by the Company, Executive will not disclose any Confidential Information to any person, firm, business, company, corporation, association, or any other entity for any reason or purpose whatsoever. Executive also agrees that after Executive’s employment with the Company, Executive will not make use of any Confidential Information for Executive’s own purposes or for the benefit of any person, firm, business, company, corporation, or any other entity for any reason or purpose whatsoever. Executive shall consider and treat as confidential all

Confidential Information in any way relating to the Company’s or the Affiliates’ business and affairs, whether created by Executive or otherwise coming into Executive’s possession before, during, or after the termination of Executive’s employment. Executive shall secure and protect the Confidential Information in a manner designed to prevent all access and uses thereof contrary to the terms of this Agreement.
c.18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
2.Intellectual Property. “Intellectual Property” means any and all original works of authorship, developments, software, source code, products, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions, whether or not patentable or registrable under copyright or similar laws including all associated or embedded intellectual property and proprietary rights, which Executive may have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, in connection with or during the period of time Executive was employed by the Company or associated with the Affiliates.
a.Executive hereby assigns to the Company, or its designee, all of Executive’s right, title, and interest in and to all Intellectual Property, except where prohibited by law, so that the Company is the exclusive owner of the Intellectual Property. Executive further acknowledges that all original works of authorship made by Executive (solely or jointly with others) in connection with, within the scope of, and during the period of Executive’s employment with the Company or association with the Affiliates and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act, and that such works made for hire shall constitute part of the Intellectual Property that shall be exclusively owned by the Company. Executive understands and agrees that the decision whether to commercialize or market any Intellectual Property is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Intellectual Property. Executive understands and agrees that Executive shall have no right to use, commercialize, or market any Intellectual Property.
b.Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure or enforce the Company’s and the Affiliates’ rights in any Intellectual Property. In the event the Company is unable for any reason, after reasonable effort, to secure signature on behalf of Executive on any document needed for the actions specified in this paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and in Executive’s behalf to execute, verify, and file any such documents, and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement or misappropriation of any Intellectual Property assigned to the Company under this Agreement. Executive agrees to keep and maintain adequate and current records of all Intellectual Property made by Executive (solely or jointly with others).
c.Executive warrants and represents that there are no original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions which were made or acquired by Executive in connection with Executive’s employment by the Company or association with the Affiliates, which relate to the Company’s or the Affiliates’ businesses or proposed businesses, or which were shared by Executive with the Company or used by Executive while working with the Company or being associated with the Affiliates, and which are not assigned to the Company under this Agreement.

3.Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed; provided, however, that in no event shall the Company or anyone other than Executive have any liability to Executive for any taxes, interest, or penalties due as a result of the application of Section 409A to an any payments or benefits provided hereunder. Executive shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A.
4.Non-Disparagement and References. Executive agrees not to make to any person any statement that disparages the Company or the Affiliates or reflects negatively on the Company or the Affiliates, including, but not limited to, statements regarding the Company’s or the Affiliates’ financial condition, employment practices, or officers, directors, board members, committee members, employees, successors, affiliates, or agents and agrees to refrain from any direct or indirect interference with the contracts and relationships of any of the Released Parties or their customers. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall have the effect of preventing Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. In response to requests for references or job-related inquiries directed to the Company regarding Executive, the Company shall only provide Executive's dates of employment and positions held; provided, however, that all such requests must be directed to the Company's Chief Legal Officer.
5.Return of Property and Information. Executive represents and warrants that, prior to Executive’s execution of this Agreement, Executive has returned to the Company any and all property, documents, data, and files, including any documents (in any recorded or stored media, such as papers, computer disks, drives, copies, photographs, and maps) that relate in any way to the Company or the Affiliates, or the Company’s or the Affiliates’ respective businesses. Executive agrees that, to the extent that Executive possesses any files, data, or information relating in any way to the Company, the Affiliates, or the Company’s or the Affiliates’ respective businesses on any personal computer or other device (including cell phones) or account, Executive will first return to the Company and then delete those files, data, or information (and has retained no copies in any form). Executive also has returned any and all of the Company’s and the Affiliates’ tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other property in any form prior to the date Executive executes this Agreement, including, without limitation, any vehicle purchased or leased by the Company or the Affiliates for the benefit of Executive, all electronic devices (including all telephone, laptops, and iPads) purchased by the Company or the Affiliates and used at any time by Executive during Executive’s employment with the Company, and all forms of artwork in Executive’s possession, custody, or control that were paid for in part or in full by the Company or the Affiliates. This list is not intended to be exhaustive, and the Company reserves the right demand any additional Company property discovered to be in Executive’s possession. Executive also agrees to provide any passwords or other information necessary for the Company to access any database, platform, or device on which or in which Company information may reside.
6.Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Executive against the Company shall not constitute a defense to enforcement by the Company.
7.Assignments. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the Parties.

8.Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.
9.Survival of Restrictive Covenants and Other Provisions. Executive acknowledges and agrees that this Agreement does not alter any promises of Executive made prior to or during Executive’s employment concerning intellectual property, confidentiality, non-solicitation, or non-competition. These promises survive and remain in force in accordance with their terms.
10.Entire Agreement. Except as provided herein, this Agreement is the entire agreement between the Parties relating to the matters set forth herein. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties relating to such matters. Executive acknowledges that Executive has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.
11.Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.
12.Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules. Venue shall be in the Colorado state or federal courts.
13.Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
14.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
15.Counterparts and Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile, scanned, or electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the Parties signing and delivering in such manner.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Confidential Severance and Release Agreement on the dates written below.

EXECUTIVE

/s/ Kevin T. Longe	February 10, 2023
Kevin T. Longe	Date

Company

DMC Global Inc.
/s/ Michael Kuta	February 13, 2023
By: Michael Kuta	Date
Title: Co-President and CEO, CFO